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                                                                   Exhibit 3.2

                    CERTIFICATE OF AMENDMENT TO AMENDED AND
                   RESTATED CERTIFICATE OF INCORPORATION OF
                         GIGA INFORMATION GROUP, INC.

                           Pursuant to Sections 242
                        of the General Corporation Law
                           of the State of Delaware

         GIGA INFORMATION GROUP, INC. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

         FIRST: The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

         RESOLVED:  That the Board of Directors hereby deems it advisable and in the best interests of the Corporation to amend the Corporation's Amended and Restated Certificate of Incorporation by including the following provision:

                    Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of the Common Stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be converted into and reclassified as 1/3 of a validly issued, fully paid and non-assessable share of the Common Stock of the Corporation, par value $0.001 per share, (the "New Common Stock"), with the number of shares of New Common Stock to be issued to a Stockholder rounded to the nearest whole number of shares, authorized for issuance pursuant to this Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

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         SECOND: This Certificate of Amendment has been duly adopted and approved by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and Chief Operating Officer this ____ day of July, 1998.


                                 GIGA INFORMATION GROUP, INC.


                                 By:
                                    -------------------------------
                                    Gideon I. Gartner
                                    President and Chief Operating
                                    Officer



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